--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                  SCHEDULE TO
                                 (Rule 14d-100)
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                ---------------
                                 VIRYANET LTD.
                       (Name of Subject Company (Issuer))
                                ---------------
                                 VIRYANET LTD.
                       (Name of Filing Person (Offeror))
                                ---------------
       OPTIONS UNDER VIRYANET LTD. 1996 STOCK OPTION AND INCENTIVE PLAN,
  VIRYANET LTD. 1997 STOCK OPTION AND INCENTIVE PLAN, VIRYANET LTD. 1998 STOCK OPTION AND INCENTIVE PLAN AND VIRYANET LTD. 1999 STOCK OPTION AND INCENTIVE
         PLAN TO PURCHASE ORDINARY SHARES, PAR VALUE NIS 0.1 PER SHARE,
                           HELD BY CERTAIN EMPLOYEES
                         (Title of Class of Securities)
                                ---------------
                                  M97540 10 4
                     (CUSIP Number of Class of Securities)
                          (Underlying Ordinary Shares)

                                ---------------
                              Albert A. Gabrielli
                            Chief Financial Officer
                                 ViryaNet Ltd.
                               c/o ViryaNet, Inc.
                                2 Willow Street
                          Southborough, MA 01745-1027
                                 (508) 490-8600
          (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)
                                ---------------
                                   Copies to:
     Howard S. Rosenblum, Esq.                    Dan Geva, Adv.
  Testa, Hurwitz & Thibeault, LLP          Meitar, Liquornik, Geva & Co.
         High Street Tower                  16 Abba Hillel Silver Road
  125 High Street Boston, MA 02110            Ramat Gan 52506, Israel
           (617) 248-7000                        (972-3) 610-3100
                                ---------------

                           CALCULATION OF FILING FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
           Transaction valuation*                         Amount of filing fee
------------------------------------------------------------------------------
      $2,185,716                                                $437.14
------------------------------------------------------------------------------
------------------------------------------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,428,500 ordinary shares of ViryaNet Ltd. having an aggregate value of $2,185,716 as of August 2, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[_]Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously
    Paid:                Not applicable.
   Form or Registration
    No.:                 Not applicable.
   Filing party:         Not applicable.
   Date filed:           Not applicable.

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

   [_]third party tender offer subject to Rule 14d-1.
   [X]issuer tender offer subject to Rule 13e-4.
   [_]going-private transaction subject to Rule 13e-3.
   [_]amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

   This Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offer by ViryaNet Ltd., an Israeli corporation ("ViryaNet") to exchange for new options certain of the outstanding options to purchase ordinary shares granted under ViryaNet's 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan (collectively, the "Option Plans"), upon the terms and subject to the conditions set forth in the Offer to Exchange dated August 6, 2001 (the "Offer to Exchange"), and in the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(A) and
(a)(1)(B). This Schedule TO is being filed on behalf of ViryaNet.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 1. Summary Term Sheet

   The information set forth in the Offer to Exchange under "Summary Term Sheet" is incorporated herein by reference.

Item 2. Subject Company Information

   (a) The issuer is ViryaNet Ltd., an Israeli corporation, with its principal executive offices located at 5 Kiryat Hamada Street, Science Based Industries Campus, P.O. Box 23052, Har Hotzvim, Jerusalem 91230, Israel; telephone number (972-2) 581-1462.

   (b) The information set forth in the "Introduction of the Offer to Exchange" is incorporated herein by reference.

   (c) The information set forth in section 7 "Price Range of Ordinary Shares Underlying the Options" of the Offer to Exchange is incorporated herein by reference.

Item 3. Identity and Background of Filing Person

   (a) The information set forth in section 9 "Information Concerning ViryaNet," and Schedule A of the Offer to Exchange is incorporated herein by reference. ViryaNet is both the filing person and the subject company.

Item 4. Terms of the Transaction

   (a)(1)(i) through (iii) The information set forth in the Introduction, section 1 "Number of Options; Expiration Date" and section 8 "Source and Amount of Consideration; Terms of New Options" of the Offer to Exchange is incorporated herein by reference.

   (a)(1)(iv) Not applicable.

   (a)(1)(v) The information set forth in the Introduction and section 15 "Extension of Offer; Termination; Amendment" of the Offer to Exchange is incorporated herein by reference.

   (a)(1)(vi) and (vii) The information set forth in section 3 "Procedures for Tendering Options" and section 4 "Withdrawal Rights" of the Offer to Exchange is incorporated herein by reference.

   (a)(1)(viii) The information set forth in section 5 "Acceptance Options for Exchange and Issuance of New Options" of the Offer to Exchange is incorporated herein by reference.

   (a)(1)(ix) and (x) Not applicable.

   (a)(1)(xi) The information set forth in section 11 "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer" of the Offer to Exchange is incorporated herein by reference.

   (a)(1)(xii) The information set forth in section 13 "Material U.S. Federal Income Tax Consequences of Exchange of Options" and section 14 "Tax Consequences for Employees who are Non-U.S. Tax Residents" is incorporated herein by reference.

   (a)(2) Not applicable.

   (b) The information set forth in section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated herein by reference.

Item 5. Past Contracts, Transactions, Negotiations and Agreements

   (e) The information set forth in section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" of the Offer to Exchange is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals

   (a) The information set forth in section 2 "Purpose of the Offer" of the Offer to Exchange is incorporated herein by reference.

   (b) The information set forth in section 11 "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer" of the Offer to Exchange is incorporated herein by reference.

   (c)(1) through (10) Not applicable.

Item 7. Source and Amount of Funds or Other Consideration

   (a) The information set forth in section 8 "Source and Amount of Consideration; Terms of New Options" of the Offer to Exchange is incorporated herein by reference.

   (b) and (d) None or not applicable.

Item 8. Interest in Securities of the Subject Company

   (a) Not applicable.

   (b) The information set forth in section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" of the Offer to Purchase is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

   (a) Not applicable.

Item 10. Financial Statements.

   (a) The information set forth in the Offer to Exchange under section 9 ("Information Concerning ViryaNet"), section 17 ("Additional Information"), Schedule B and on pages F-2 through F-32 of ViryaNet's Annual Report on Form 20-F for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on May 10, 2001, is incorporated herein by reference.

   (b) Not applicable.

Item 11. Additional Information

   (a)(1) Other than as elsewhere disclosed in this statement, none.

   (a)(2) through (5) and (b) Not applicable.

   (b) Other than as elsewhere disclosed in this statement, none.

Item 12. Exhibits.

   (a)(1) Offer to Exchange, dated August 6, 2001.

   (2) Form of Letter of Transmittal.

   (3) Form of Notice to Withdraw Tender.

   (4) Form of Letter to Eligible Option Holders.

   (5) Form of Letter to Tendering Option Holders.

   (6) ViryaNet Annual Report on Form 20-F for its fiscal year ended December 31, 2000 (filed with the Securities and Exchange Commission on May 10, 2001 and incorporated herein by reference).

   (b) Not applicable.

   (d)(1) ViryaNet 1996 Stock Option and Incentive Plan (filed as Exhibit 10.1 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

   (2) Form of Stock Option Agreement for U.S. employees pursuant to the ViryaNet 1996 Stock Option and Incentive Plan.

   (3) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1996 Stock Option and Incentive Plan.

   (4) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1996 Stock Option and Incentive Plan.

   (5) ViryaNet 1997 Stock Option and Incentive Plan (filed as Exhibit 10.2 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

   (6) Form of Stock Option Agreement for United States employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

   (7) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

   (8) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

   (9) ViryaNet 1998 Stock Option and Incentive Plan (filed as Exhibit 10.2 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

   (10) Form of Stock Option Agreement for U.S. employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

   (11) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

   (12) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

   (13) ViryaNet 1999 Stock Option and Incentive Plan (filed as Exhibit 4.7 to Form S-8, Registration No. 333-65904, and incorporated herein by reference).

   (14) Form of Stock Option Agreement for United States employees pursuant to the 1999 Stock Option and Incentive Plan.

   (15) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

   (16) Form of Stock Option Agreement for Japanese employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

   (17) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

   (g) Not applicable.

   (h) Not applicable.

Item 13. Information Required by Schedule 13E-3

   Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          ViryaNet Ltd.

                                                 /s/ Albert A. Gabrielli
                                          _____________________________________
                                                   Albert A. Gabrielli
                                                 Chief Financial Officer

Date: August 6, 2001

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
 (a)(1)  Offer to Exchange, dated August 6, 2001.

 (a)(2)  Form of Letter of Transmittal.

 (a)(3)  Form of Notice to Withdraw Tender.

 (a)(4)  Form of Letter to Eligible Option Holders.

 (a)(5)  Form of Letter to Tendering Option Holders.

 (a)(6)  ViryaNet Annual Report on Form 20-F for its fiscal year ended December
         31, 2000 (filed with the Securities and Exchange Commission on May 10,
         2001 and incorporated herein by reference).

 (b)     Not applicable.

 (d)(1) ViryaNet 1996 Stock Option and Incentive Plan (filed as Exhibit 10.1 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

 (d)(2)  Form of Stock Option Agreement pursuant to the ViryaNet 1996 Stock
         Option and Incentive Plan.

 (d)(3) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1996 Stock Option and Incentive Plan.

 (d)(4) Form of Stock Option Agreement for United Kingdom employees pursuant to ViryaNet 1996 Stock Option and Incentive Plan.

 (d)(5) ViryaNet 1997 Stock Option and Incentive Plan (filed as Exhibit 10.2 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

 (d)(6) Form of Stock Option Agreement for United States employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

 (d)(7) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

 (d)(8) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1997 Stock Option and Incentive Plan.

 (d)(9) ViryaNet 1998 Stock Option and Incentive Plan (filed as Exhibit 10.3 to Form F-1, Registration No. 333-42158, and incorporated herein by reference).

 (d)(10) Form of Stock Option Agreement for United States employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

 (d)(11) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

 (d)(12) Form of Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1998 Stock Option and Incentive Plan.

 (d)(13) ViryaNet 1999 Stock Option and Incentive Plan (filed as Exhibit 4.7 to
         Form S-8, Registration No. 333-65904, and incorporated herein by reference).

 (d)(14) Form of Stock Option Agreement for United States employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

 (d)(15) Form of Stock Option Agreement for Israeli employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

 (d)(16) Form of Stock Option Agreement for Japanese employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.

 (d)(17) Form of Incentive Stock Option Agreement for United Kingdom employees pursuant to the ViryaNet 1999 Stock Option and Incentive Plan.